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                                                                    EXHIBIT 99.1

Burnham Pacific Announces Modification of Joint Venture Agreement with CalPERS

         SAN DIEGO, Jan. 6 /PRNewswire/ -- Burnham Pacific Properties, Inc. (NYSE: BPP - news) today announced that it has finalized certain modifications to BPP Retail LLC, the Company's joint venture with the California Public Employees' Retirement System ("CalPERS").

         As part of the modification, the Company exchanged substantially all of its equity interest in BPP Retail LLC for a total consideration of approximately $39.4 million, comprised of approximately $29.1 million in cash and an in-kind property distribution valued at approximately $10.3 million. The cash proceeds were used to reduce outstanding indebtedness.

         In addition, as part of the modification, the Company sold two properties to the joint venture for approximately $18.9 million, comprised of approximately $12.8 million in cash and the assumption by the joint venture of approximately $6.1 million in existing mortgage debt. The sale included the Stanford Ranch Shopping Center, a 100,374 square-foot shopping center located in Rocklin, California, anchored by a 45,540 square-foot Raley's Supermarket, and the Foothill Plaza Shopping Center, a 52,300 square-foot shopping center located in Los Altos, California, anchored by a 22,400 square-foot Rite Aid Drug Store. The sale represents an aggregate gain of approximately $1.6 million over the Company's book values for these properties. Cash proceeds were used to reduce outstanding indebtedness and for general working capital purposes.

         The Company will continue to serve as the manager of BPP Retail's assets and would be entitled to continue to receive fees for asset management, leasing, acquisition and disposition activities, but will no longer be eligible for the incentive fee attributable to increases in asset values.

         Commenting on the ongoing joint venture relationship, David Martin, BPP's Chief Executive Officer, stated, "We look forward to continuing our excellent relationship with CalPERS and working to maximize the value of BPP Retail by continuing to acquire first-class neighborhood shopping centers."

         "We are pleased to have quickly completed these modifications and to position BPP Retail LLC as a continued growth investment vehicle for CalPERS shopping center portfolio," said Charles P. Valdes, Chair of CalPERS Investment Committee.

         CalPERS is the nation's largest public pension fund with assets of more than $165 billion. The System provides retirement and health benefits to more than one million state and public employees and their families.

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         Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. Through its affiliates, the Company currently has interests in 106 properties nationwide and makes available on a quarterly basis supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be found on the Company's web site at burnhampacific.com or by calling 800-462-5181.

         This news release contains "forward-looking statements" that predict or indicate future events or trends or that do not relate to historical matters. We cannot assure the future events or outcomes of the matters described in these statements; rather, these statements merely reflect our current expectations of the approximate outcome of the matter discussed. Investors should read the documents the Company files from time to time with the SEC, specifically the risk factors that were disclosed in our Registration Statement on Form S-3 that was filed with the SEC on August 13, 1999. You should be aware that the risk factors contained in that Form S-3 may not be exhaustive. Therefore, we recommend that you read the information in that Form S-3 together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q, and 8-K which may supplement, modify, supersede or update those risk factors.